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                                                                    EXHIBIT 99.1

PENNCORP FINANCIAL GROUP                                                    NEWS
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                                                  Contact: Joseph Kist
                                                           Broadgate Consultants
                                                           212-232-2222


FOR IMMEDIATE RELEASE



                   PENNCORP AGREES IN PRINCIPLE TO AMENDMENTS
            TO DEFINITIVE AGREEMENT TO SELL ITS CAREER SALES DIVISION

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NEW YORK, May 28, 1999 -- PennCorp Financial Group, Inc. (NYSE: PFG) today announced that it has agreed in principle, subject to consent of its Board of Directors and the lenders in its senior bank facility, to amendments to the definitive agreement to sell its Career Sales Division and related assets to Universal American Financial Corp. (NASDAQ: UHCO).

     The amendments address certain of the pre-closing conditions including the reserve deficiency relating to the disability income business of Pennsylvania Life Insurance Company and converts the transaction to an all cash purchase price. If approved, the amendments would reduce the purchase price from an aggregate of $175 million, consisting of $136 million in cash and $39 million initial principal amount of subordinated notes of Universal American, to $137 million in cash, including $6.5 million of cash dividends to be paid by one of the Career Sales Division subsidiaries to PennCorp.

     Additionally, the amendments would eliminate all purchase price adjustments relating to disability income claim reserves of Pennsylvania Life Insurance Company, one of the companies included in the Career Sales Division, indemnification obligations



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related to adequacy of reserves, and the closing obligation relating to the sale of Union Bankers Insurance Company's comprehensive medical block of business.

     Universal American has filed an amendment to its proxy statement that is currently being reviewed by the Securities and Exchange Commission to reflect the terms of the amended purchase agreement.

     PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life insurance and accident and sickness insurance to the middle market through the United States and Canada.

     Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: All statements in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect the ability of PennCorp to sell its products, the market value of PennCorp's investments and the lapse rate and profitability of policies; (2) PennCorp's ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity and other factors which may affect the profitability of PennCorp's insurance products; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of PennCorp's products; (6) increasing competition in the sale of insurance and annuities; (7) regulatory changes or actions, including those relating to regulation of insurance products and of insurance companies;
(8) ratings assigned to PennCorp's insurance subsidiaries by independent rating organizations such as A. M. Best Company ("A.M. Best"), which the Company believes are particularly important to the sale of annuity and other accumulation products;



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(9) PennCorp's ability to successfully complete its Year 2000 remediation efforts; (10) the successful completion of the sale of, and the ultimate realizable value of Businesses Held for Sale; and (11) current and/or unanticipated litigation. There can be no assurance that other factors not currently anticipated by management will not also materially and adversely affect the Company.


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